Exhibit 99.0

Press Release	Source: PlanetLink Communications, Inc.

PlanetLink Completes Acquisition of DnC Multimedia
Tuesday, November 27, 9:15 am ET

CUMMING, GA--(MARKET WIRE)--Nov 27, 2007 -- PlanetLink Communications Inc. (OTC BB:PLKC.OB - News), announced that its subsidiary, Planettraks, Inc., has completed the acquisition of DnC Multimedia, Inc. As part of the deal, Chris Piercy, Robert Lott, Robert Lau, and Hanseo Park will join the PlanetLink Board of Directors. Also, Robert Lau has been appointed CFO of PlanetLink effective immediately. PlanetLink intends to change its name to "DnC Multimedia, Inc." in the near future.

Robert Lott, CEO of PlanetLink, commented, "I am very excited about the integration of DnC and Pluginz. We have always believed there is a strong synergy between the two companies, and now we finally have the opportunity to make a reality out of that vision. I am also looking forward to working with Robert Lau, as his many years of securities industry experience will be tremendously valuable to the Company."

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The information contained in this press release includes forward-looking statements. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect," or similar expressions that involve risks and uncertainties. These risks and uncertainties include the Company's status as a startup company with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis" or "Plan of Operation" and other sections of the Company's Form 10-KSB and other publicly available information regarding the Company on file with the Securities and Exchange Commission. The Company will provide you with copies of this information upon request.

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Source: PlanetLink Communications, Inc.